Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-211734) pertaining to the 2012 Amended and Restated Long Term Incentive Plan of Dynegy Inc.
(2)	Registration Statement (Form S-3 No. 333-222164) of Dynegy Inc.
(3)	Registration Statement (Form S-4, as amended by Amendment No. 1 No. 333-222049) of Vistra Energy Corp.

of our reports dated February 22, 2018, with respect to the consolidated financial statements of Dynegy Inc. and the effectiveness of internal control over financial reporting of Dynegy Inc., included in this Annual Report (Form 10-K) of Dynegy Inc. for the year ended December 31, 2017.

/s/ Ernst & Young LLP

Houston, Texas

February 22, 2018